EXHIBIT 10.1

CLINICAL TRIAL COLLABORATION AGREEMENT

This CLINICAL TRIAL COLLABORATION AGREEMENT (the “Agreement”) is made and entered into effective as of January 17, 2025 (the “Effective Date”) by and between Dermata Therapeutics, Inc., a Delaware corporation, located at 3525 Del Mar Heights Rd., #322, San Diego, CA 92130 (“Dermata”) and Revance Therapeutics, Inc. a Delaware corporation, having principal offices at 1222 Demonbreun St., 20th Floor, Nashville, TN 37203 (“Revance”). Dermata and Revance may be referred to herein individually as a “Party,” or collectively as the “Parties.”

RECITALS

WHEREAS, Revance owns, or controls certain knowhow and other intellectual property rights defined and identified herein relating to the Revance Compound (as hereafter defined).

WHEREAS, Dermata owns, or controls certain knowhow and other intellectual property rights defined and identified herein relating to the Dermata Compound (as hereafter defined).

WHEREAS, Revance and Dermata desire to collaborate on a clinical study using the Dermata Compound in combination with the Revance Compound.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

1.1 “Affiliates” shall mean, with respect to a particular Party, an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. As used in this section, the term “controls” (with correlative meanings for the terms “controlled by” or “under common control with”) means: (a) that an entity or company owns, directly or indirectly, more than fifty percent (50%) of the voting stock of another entity, or (b) that an entity, person or group otherwise has the actual ability to control and direct the management of the entity, whether by contract or otherwise.

1.2 “Aggregate Safety Information” shall mean, with respect to a Party’s Compound(s), the: (a) safety and toxicity information for such Compound that is within the Study Data, plus (b) safety and toxicity information from all other clinical trials of such Compound, whether alone or in combination with another pharmaceutical agent, in each case including information related to serious adverse events, adverse drug reactions, adverse events, and discontinuations due to adverse events. Aggregate Safety Information shall be provided by a Party to the other in the same format as is contained in the investigator’s brochure prepared by such Party for its Compound.

1.3 “Agreement” shall have the meaning set forth in the preamble to this Agreement, as it may be amended by the Parties from time to time.

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1.4 “Applicable Law” shall mean all applicable laws, rules and regulations (whether federal, state or local) that may be in effect from time to time and applicable to conduct under this Agreement, including the Federal Food, Drug, and Cosmetic Act, current Good Clinical Practices (GCP) including but not limited to, ICH GCP Guideline (E6)), the Health Insurance Portability and Accountability Act and regulations promulgated from time to time thereunder, and Title 21 of the Code of Federal Regulations, including Parts 50, 56 and 312 Good Laboratory Practices (GLP), and Good Manufacturing Practices (GMP).

1.5 “Business Day” shall mean a day other than Saturday, Sunday or any day on which commercial banks located in New York, NY are authorized or obligated by Applicable Law to close.

1.6 “Clinical Hold” shall mean that: (i) the FDA has issued an order to a Party pursuant to 21 CFR §312.42 to delay a proposed clinical investigation or to suspend an ongoing clinical investigation of the Initial Trial or such Party’s Compound in the United States or (ii) a Regulatory Authority other than the FDA has issued an equivalent order to the order in any other country or group of countries.

1.7 “Initial Trial Invention(s)” shall mean all Inventions that are not Dermata Study Inventions or Revance Study Inventions.

1.8 “Initial Trial Patent Right(s)” shall mean any Patent Rights that Cover any Initial Trial Invention or Study Data, excluding Revance Independent Patent Rights and Dermata Independent Patent Rights.

1.9 “Initial Trial Study Data” shall have the meaning set forth in Section 8.2 of this Agreement.

1.10 “Initial Trial Regulatory Documentation” shall mean any Regulatory Documentation to be submitted for the conduct of the Initial Trial, but excluding: (a) any Dermata Regulatory Documentation and (b) any Revance Regulatory Documentation.

1.11 “Commercially Reasonable Efforts” means the level of effort and resources normally devoted by a Party to conduct a clinical trial for a biopharmaceutical product or Compound that is owned by it or to which it has rights, which is of similar market potential, profit potential or strategic value and at a similar stage in its development or product life based on conditions then prevailing.

1.12 “Compound” means the singular or plural of the Revance Compound and/or Dermata Compound, as applicable, in each case as monotherapy each packaged separately in accordance with Applicable Law for the Protocol, and used in combination with the other Compound during a single treatment session, wherein each Compound of the combination is used as an individual formulation, for use in the Field, with or without another agent.

1.13 “Confidential Information” shall have the meaning set forth in Section 9.1 of this Agreement.

1.14 “Control” or “Controlled” shall mean, with respect to particular information or intellectual property, that the applicable Party or any Affiliate of such Party owns or has a license to such information or intellectual property and has the ability to grant a right, license or sublicense to the other Party as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.15 “Cover” means, with respect to a Patent, that, but for rights granted to a Person under such Patent, the practice by such Person of an invention described in such Patent would infringe a claim included in such Patent, or in the case of a Patent that is a patent application, would infringe a claim in such patent application if it were to issue as a patent. “Covered” or “Covering” shall have correlative meanings.

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1.16 “CRO” means any Third Party contract research organization used to conduct the Initial Trial, including laboratories and Third Parties used to maintain the safety database from the Initial Trial, but, for clarity, excluding clinical trial sites and any Third Parties who are individuals.

1.17 “Dermata” shall have the meaning set forth in the preamble to this Agreement.

1.18 “Dermata Compound” shall mean Dermata’s Spongilla powder known as Xyngari (formerly DMT310) and DMT 410 for use in the Initial Trial.

1.19 “Dermata Indemnitees” shall have the meaning set forth in Section 11.1 of this Agreement.

1.20 “Dermata Independent Patent Rights” shall mean any Patent Rights Controlled by Dermata (or its Affiliates) as of the Effective Date or during the Term through efforts outside of this Agreement that Cover the use (whether alone or in combination with other agents), manufacture, formulation, or composition of matter of the Dermata Compound, but excluding any Dermata Study Patent and Dermata’ interest in any Initial Trial Patent Right.

1.21 “Dermata Regulatory Documentation” shall mean any Regulatory Documentation related to the Dermata Compound that exists as of the Effective Date or that is created during the Term through efforts outside this Agreement.

1.22 “Dermata Study Data” shall have the meaning set forth in Section 8.2 of this Agreement.

1.23 “Dermata Study Invention” shall mean any Invention that relates to: (a) the composition of matter of the Dermata Compound (and not any Revance Compound), (b) a method of manufacture or formulation of the Dermata Compound (and not any Revance Compound) as a Compound, or (c) a method of use of the Dermata Compound as a monotherapy or as used in combination with agents or compounds that are not the Revance Compound.

1.24 “Dermata Study Patent Rights” shall mean any Patent Rights that Cover any Dermata Study Invention (and not a Revance Study Invention or Initial Trial Invention) or Dermata Study Data, excluding Dermata Independent Patent Rights and Dermata Technology.

1.25 “Dermata Technology” shall mean all Technology Controlled by Dermata (or its Affiliates) as of the Effective Date or during the Term through efforts outside of this Agreement related to the Dermata Compound or the Initial Trial and necessary for the conduct of the Initial Trial. For clarity, Dermata Technology does not include: (a) Inventions, (b) Study Data, or (c) Initial Trial Regulatory Documentation.

1.26 “Effective Date” shall have the meaning set forth in the preamble to this Agreement.

1.27 “Executive Officers” shall mean the Gerald Proehl of Dermata and the Chief Medical Officer and Global Therapeutics Franchise Lead of Revance (or their respective designees).

1.28 “FDA” shall mean the United States Food and Drug Administration, or any successor agency having the same or similar authority.

1.29 “Field” shall mean the treatment of patients with indication to be studied in the Initial Trial as set forth in the Protocol.

1.30 “Global Safety Database” shall mean the database containing serious adverse events, serious adverse drug reactions and pregnancy reports for the Initial Trial, and shall be the authoritative data source for regulatory reporting and responding to regulatory queries.

1.31 “Good Clinical Practices” or “GCP” shall mean, as to the United States, applicable good clinical practices as in effect in the United States, during the Term and, with respect to any other jurisdiction, clinical practices equivalent to good clinical practices as then in effect in the United States.

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1.32 “Good Laboratory Practices” or “GLP” shall mean, as to the United States, applicable good laboratory practices as in effect in the United States, during the Term and, with respect to any other jurisdiction, laboratory practices equivalent to good laboratory practices as then in effect in the United States.

1.33 “Good Manufacturing Practices” or “GMP” shall mean, as to the United States, applicable good manufacturing practices as in effect in the United States, during the Term and, with respect to any other jurisdiction, manufacturing practices equivalent to good manufacturing practices as then in effect in the United States.

1.34 “IND” shall mean: (a) an Investigational New Drug Application as defined in the United States Food, Drug and Cosmetic Act, as amended, and regulations promulgated thereunder, or any successor application or procedure required to initiate clinical testing of a drug in humans in the United States; (b) a counterpart of such an Investigational New Drug Application that is required in any other country before beginning clinical testing of a drug in humans in such country, including, for clarity, a “Clinical Trial Application” in the European Union; and (c) all supplements and amendments to any of the foregoing.

1.35 “Initial Trial” shall have the meaning set forth in Section 2.1(a) of this Agreement.

1.36 “Initiation” shall mean dosing of the first patient in the Initial Trial.

1.37 “Invention” shall mean any invention or Technology, whether or not patentable, that is made, conceived, generated or first actually reduced to practice by or on behalf of a Party (or an Affiliate thereof), or by or on behalf of the Parties (or Affiliates thereof) together (including by a Third Party in the performance of the Initial Trial), in the performance of the Initial Trial, to be conducted under this Agreement, but excluding any Study Data.

1.38 “Manufacture” or “Manufacturing” shall mean manufacturing, processing, formulating, packaging, labeling, holding (including storage), supplying, and quality control testing of a Compound, in each case so as to be suitable for use in the Initial Trial under Applicable Law.

1.39 “Material Safety Issue” means a Party’s good faith belief that there is an unacceptable risk for harm in humans based upon the observation of serious adverse effects in humans after the Dermata Compound or the Revance Compound, either as a single agent or in combination with another pharmaceutical agent, has been administered to or taken by humans, such as during the Initial Trial.

1.40 “Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.

1.41 “Patent Rights” shall mean any and all: (a) United States or foreign patents; (b) United States or foreign patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon; (c) United States or foreign patents-of-addition, reissues, reexaminations (including without limitation, ex parte reexaminations, inter partes reviews, inter partes reexaminations, post grant reviews and supplemental examinations) and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates, patent term extensions, or the equivalents thereof; and (d) any other form of government-issued right substantially similar to any of the foregoing, and “Patent” shall mean any of the foregoing issued or granted rights.

1.42 “Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

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1.43 “Quarter” shall mean a calendar quarter.

1.44 “Regulatory Authority” shall mean the FDA or any other governmental authority outside the United States (whether national, federal, provincial and/or local) that is the counterpart to the FDA, including the European Medicines Agency for the European Union.

1.45 “Regulatory Documentation” shall mean, with respect to a product containing a Revance Compound as monotherapy, or the Dermata Compound as monotherapy, all submissions to Regulatory Authorities in connection with the development of such product, including all INDs and amendments thereto, BLAs, NDAs and amendments thereto, drug master files, correspondence with regulatory agencies, periodic safety update reports, adverse event files, complaint files, inspection reports and manufacturing records, in each case together with all supporting documents (including documents with respect to clinical data). “Revance” shall have the meaning set forth in the preamble to this Agreement.

1.46 “Revance Compound” shall mean Revance proprietary daxibotulinumtoxinA for injection known as Daxxify® and/or associated placebo.

1.47 “Revance Indemnitees” shall have the meaning set forth in Section 11.2 of this Agreement.

1.48 “Revance Independent Patent Rights” shall mean any Patent Rights Controlled by Revance (or its Affiliates) as of the Effective Date or during the Term through efforts outside of this Agreement that Cover the use (whether alone or in combination with other agents), manufacture, formulation or composition of matter of the Revance Compound, but excluding any Revance Study Patent Rights and Revances’ interest in any Initial Trial Patent Right.

1.49 Revance Regulatory Documentation” shall mean any Regulatory Documentation related to the Revance Compound that exists as of the Effective Date or that is created during the Term through efforts outside this Agreement.

1.50 “Revance Study Data” shall have the meaning set forth in Section 8.2 of this Agreement.

1.51 “Revance Study Invention” shall mean any Invention that relates to: (a) the composition of matter of any Revance Compound (and not the Dermata Compound), (b) a method of manufacture or formulation of any Revance Compound (and not the Dermata Compound) as a single agent, (c) a method of use of any Revance Compound as a monotherapy or as used in combination with agents or compounds that are not the Dermata Compound.

1.52 “Revance Study Patent Rights” shall mean any Patent Rights that Cover any Revance Study Invention (and not an Dermata Study Invention or Initial Trial Invention) or Revance Study Data, excluding Revance Independent Patent Rights and Revance Technology. For the avoidance of doubt, any Patent Rights that Cover both: (x) a Revance Study Invention and (y) any other type of Invention is included within the Initial Trial Patent Rights.

1.53 “Revance Technology” shall mean all Technology Controlled by Revance (or its Affiliates) as of the Effective Date or during the Term through efforts outside of this Agreement related to the Revance Compound or the Initial Trial and necessary for the conduct of the Initial Trial. For clarity, Revance Technology does not include: (a) Inventions, (b) Study Data, or (c) Initial Trial Regulatory Documentation.

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1.54 “Right of Cross-Reference” shall mean, with regard to a Party, allowing the applicable Regulatory Authority in a country to have access to relevant information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Documentation (and any data contained therein) filed with such Regulatory Authority with respect to a Party’s Compound, only to the extent necessary for the conduct of the Initial Trial in such country or as otherwise expressly permitted or required under this Agreement to enable a Party to exercise its rights or perform its obligations.

1.55 “Sponsor” shall mean, in accordance with the definition in 21 C.F.R. § 312.3, the organization who assumes legal responsibility for supervising and overseeing the Initial Trial involving the Compounds.

1.56 “Statistical Analysis Plan” shall mean the set of analyses (including statistical analysis) of the Study Data for the Initial Trial conducted hereunder prepared by the Sponsor (in consultation with Revance) and approved by the Joint Development Committee and shall include safety analyses for the Initial Trial. The Statistical Analysis Plan document for the Initial Trial must be approved by the Joint Development Committee before database lock.

1.57 “Technology” shall mean information, inventions, discoveries, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results not generally known to the public (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and know-how, including study designs and protocols), in all cases, whether or not patentable, in written, electronic or any other form now known or hereafter developed, materials, data and results, including Regulatory Documentation.

1.58 “Third Party” shall mean any Person or entity other than Dermata and Revance and their respective Affiliates.

1.59 “United States” or “U.S.” shall mean the United States of America, and its territories, districts and possessions.

Additional Definitions. In addition to those terms defined above, definitions for each of the following terms are found in the body of this Agreement as indicated below:

Defined Term	Section
Breaching Party	12.2
CDA	9.1
Cure Period	12.2
Dispute	13.3
ICF	2.4
Indemnify	11.1
Infringe or Infringement	6.3
Initial Trial	2.1(a)
IRBs	9.3(d)
JDC or Joint Development Committee	2.3
JDC Dispute	2.5
Losses	11.1
Non-Breaching Party	12.2
Non-Prosecuting Party	6.1(d)
Operational Matters	2.4
Prosecuting Party	6.1(d)
Safety Data Exchange Agreement	2.2
Study Data	8.1
Synopsis	2.1(a)
Term	12.1
Third Party Claim	11.1

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ARTICLE 2

COLLABORATION SCOPE; GOVERNANCE

2.1 Scope of Collaboration; Governance of Agreement.

(a) The Parties intend and therefore agree to collaborate in good-faith to conduct a multi-center clinical trial in accordance with the Synopsis (the “Synopsis”), attached hereunder as Exhibit A, to study the effects of Primary Axillary Hyperhidrosis in patients (referred to as the “Initial Trial”) pursuant to the terms of this Agreement and in accordance with all Applicable Laws. After signing of this Agreement, the Joint Development Committee shall draft and approve a final Phase 2a clinical study protocol (the “Protocol”) in accordance with the Protocol Summary specifications within the Synopsis. Protocol amendment(s) shall be subject to review and approval of the Joint Development Committee, although the Joint Development Committee may discuss in advance and agree in writing upon circumstances where it may be feasible for the Sponsor to make specific Protocol amendments without the need for Joint Development Committee approval or mutual written agreement.

(b) The Party responsible for the conduct of the Initial Trial, and therefore the Sponsor of record for the Initial Trial, is the Party identified in the Protocol which Party shall be Dermata. Subject to the oversight of the Joint Development Committee, as between the Parties, the Sponsor, in collaboration with the other Party, shall have decision-making authority with respect to all non-material operational issues in the conduct of the Initial Trial, pursuant to Section 5.1, and shall be the regulatory lead. The Initial Trial shall be conducted under the IND of both the Revance Compound and the Dermata Compound, unless a Regulatory Authority requires otherwise Each Party shall provide to the other Party a Right of Cross-Reference to its existing respective IND for its respective Compound as necessary to allow the Initial Trial to be conducted under this Agreement. For the avoidance of doubt, each Party shall be responsible for: (i) drafting and updating as necessary the investigator’s brochure for its respective Compound, and (ii) filing all necessary Regulatory Documentation to the existing IND for its respective Compound, including, but not limited to, the submission to such existing IND of serious adverse event and adverse drug reaction cases emerging from the Initial Trial, as required by a Regulatory Authority and/or Applicable Law.

(c) Each Party represents and warrants that it has provided or will provide promptly following execution of this Agreement to the other Party with the following relating to such Party’s Compound: (i) the latest investigator’s brochure, (ii) new and/or changing safety signals and safety issues pertinent to the Initial Trial, and (iii) new and/or changing toxicology and efficacy signals and/or issues pertinent to the Initial Trial. The Parties shall also provide to the other Party all other safety data concerning its respective Compound as set forth in the Safety Data Exchange Agreement. Each Party agrees to use any such data provided by the other Party pursuant to this Section 2.1(c) or pursuant to the Safety Data Exchange Agreement solely to evaluate the safety and efficacy of: (1) the other Party’s Compound for use in the Initial Trial and (2) as necessary to comply with the terms of this Agreement or Applicable Law. All such information and disclosures, to the extent pertaining to a Party’s Compound (or used with agents other than the other Party Compound(s)), are Confidential Information of such Party.

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(d) Further, each Party shall provide the other Party with the following: (i) safety analyses where required by and in accordance with the Protocol, and/or Statistical Analysis Plan, (ii) new and/or changing safety signals and safety issues pertinent to a Party’s Compound and such other safety data as set forth in the Safety Data Exchange Agreement, and (iii) for nonclinical studies, new and/or changing toxicology and efficacy signals and/or issues pertinent to the Initial Trial. The Sponsor shall provide Revance with the Study Data and the final Clinical Study Reports (CSRs) for all Protocol arms relating to this Agreement. Each Party shall use any such data provided pursuant to this Section 2.1(d) solely: (A) to evaluate the safety and efficacy of the Initial Trial, (B) to meet any regulatory requirements pertaining to its Compound(s) and to the conduct of the Initial Trial, and (C) as permitted elsewhere in this Agreement. All such information and disclosures: (x) to the extent pertaining to the Initial Trial, are Confidential Information of both Parties, (y) to the extent pertaining to the Dermata Compound as monotherapy (or used with agents other than the Revance Compound(s)), are Confidential Information of Dermata and (z) to the extent pertaining to the Revance Compound(s) as monotherapy (or used with agents other than the Dermata Compounds), are Confidential Information of Revance. Any public dissemination of data or results from or related to the Initial Trial are subject to Section 9.5.

(e) Any amendment to this Agreement, a Statistical Analysis Plan, or the Safety Data Exchange Agreement, shall require the written mutual agreement of the Parties and shall be executed in the form of a written amendment in accordance with Section 13.7.

(f) If further studies, including but not limited to toxicity studies, are required or suggested by a Regulatory Authority as a prerequisite for conducting the Initial Trial, then the Parties agree to hold good faith discussions in a timely manner to agree upon the submission of an amendment to the Protocol to the JDC for review for the Initial Trial which, following JDC approval, shall be conducted fully and in accordance with the same terms as set forth under this Agreement; provided that, if the Parties are unable to agree upon the final submission of a Protocol amendment to the JDC for the Initial Trial or if the conduct of such study shall be deemed reasonably unsatisfactory by a Party, then any disputed matters precluding agreement of a Protocol Amendment prior to submission to the JDC shall be referred to the Executive Officers (or their respective designees) for resolution. If after good faith attempts at negotiations between the Executive Officers does not reach a resolution, then Dermata shall have the final decision-making authority with respect to further studies pursuant to a Protocol Amendment, notwithstanding, neither Party will be obligated to conduct or fund IND-enabling preclinical studies.

2.2 Safety Data Exchange. The Parties shall use diligent efforts to define and finalize the processes the Parties shall employ to protect patients and promote their well-being in connection with the Initial Trial. Subject to the terms of this Agreement, within sixty (60) days after the full execution of this Agreement, or as soon as practicable subsequent to the full execution date, as agreed to by the Parties and prior to dosing the first study patient in the Initial Trial, Dermata and Revance (under the guidance of their Safety Data Exchange Departments, or equivalent thereof) shall execute a written safety data exchange agreement (“Safety Data Exchange Agreement”) to ensure the exchange of relevant safety data within appropriate timeframes and in appropriate format to enable the Parties to fulfill local and international regulatory reporting obligations. Such Safety Data Exchange Agreement shall: (a) provide that the Sponsor shall hold and be responsible for the maintenance of the Global Safety Database for the Initial Trial and safety reporting for the Initial Trial, and shall lead all Safety Data Exchange activities for the Initial Trial, and (b) include guidelines and procedures acceptable to the Parties for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of Adverse Event reports, pregnancy reports, and any other information concerning the safety of the Initial Trial arising from or related to the use of the Revance Compound and Dermata Compound in the Initial Trial consistent with Applicable Law. Furthermore, such agreed procedures shall be consistent with relevant International Council for Harmonization (ICH) guidelines. The Parties agree that Dermata will be the recognized holder of the Global Safety Database for the Dermata Compound. The Global Safety Database for the Dermata Compound shall serve as the reference database for all responses to safety queries and aggregate safety reports relating to the Dermata Compound and any other outputs such as special regulatory requests for line listings. Revance shall hold and maintain the Global Safety Database for the Revance Compound as needed or required according to Applicable Laws and other legal requirements. The Global Safety Database for the Revance Compound shall serve as the reference database for all responses to safety queries and aggregate safety reports relating to the Revance Compound and any other outputs such as special regulatory requests for line listings.

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2.3 Joint Development Committee. Promptly after the Effective Date, the Parties shall form a Joint Development Committee (the “JDC”).

(a) Composition: The JDC shall consist of four (4) representatives of the Parties, with two (2) representatives from Revance, on the one hand, and two (2) representatives from Dermata, on the other hand. Each Party shall be responsible for determining the qualifications and substitutions of its JDC members but shall be composed of cross functional and highly experienced representatives of appropriate seniority from each Party. The JDC shall be co-chaired with one chairperson designated by each Party (each a “Co-Chair”)

(b) Meetings: The JDC shall meet at least one (1) time per year, or at such other frequency as the JDC agrees, provided that either Party through its Co-Chair may request a meeting of the JDC at any time upon reasonable notice to the other Party. All representatives to the JDC or attending JDC meetings shall be subject to confidentiality and nonuse restrictions at least as restrictive as those set forth herein. Additional representatives from either Party may attend meetings of the JDC provided such Party provides prior written notice of proposed additional attendees to the other Party.

(c) Responsibilities of the Joint Development Committee: Each Party shall keep the JDC informed about the activities performed by the Party hereunder. The JDC shall be responsible for:

(i)	Reviewing the regulatory strategy regarding the Initial Trial;

(ii)	Resolving any disputes between the Parties relating to execution of the Initial Trial;

(iii)	Consulting and reviewing in relation to the overall management of the Initial Trial and on all significant matters relating to the Initial Trial;

(iv)

Agreeing on the selection of clinical study sites pursuant to Section 2.4 and agreeing on any material communications to clinical study sites or IRBs relating to patient safety or the termination, the early termination or suspension of the Initial Trial.

(v)	Monitoring the nature, progress and results of the Initial Trial;

(vi)

overseeing the activities of the Parties with respect to the Initial Trial, and providing a forum for the Parties to discuss, monitor and coordinate all activities and communications regarding the Initial Trial;

(vii)

Approving the Protocol (including any Statistical Analysis Plan) and any proposed amendments thereto for the Initial Trial in accordance with the terms of this Agreement and the contents of the Synopsis;

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(viii)	Monitoring the key milestones of the Initial Trial;

(ix)

Determining the quantities of Dermata Compound and Revance Compound necessary for the Initial Trial in accordance with the quantities specified within the Protocol and coordinating the supply of such quantities by the respective Party in accordance with Article 4;

(x)	Reviewing the selection and terms of engagement of any CRO and any other third party contractor that has a material role in the Initial Trial;

(xi)	Approving the final clinical trial report (and/or final statistical analysis in accordance with the Statistical Analysis Plan) from the Initial Trial;

(xii)

Approving the material communication strategies with any Regulatory Authority regarding the conduct of the Initial Trial, and to the extent reasonably possible, approving the timing for scheduled meetings with any Regulatory Authority;

(xiii)	Approving any respective Compound IND submissions to be submitted to a Regulatory Authority and any material amendments thereto;

(xiv)

In compliance with the terms of this Agreement, reviewing and approving any and all proposed publications or other public dissemination of any Study Data generated from the Initial Trial; provided however, that the JDC shall not unreasonably delay any publication or public dissemination that Sponsor, in its sole discretion, believes may result in a breach of public disclosure requirements;

(xv)	discussing any other topics or issues relating to the Initial Trial that either Party requests;

(xvi)

Discussing additional clinical trials of the Revance Compound in combination with the Dermata Compound, provided that no Party shall be obligated to collaborate with the other Party or agree on terms with the other with respect to any additional clinical trials pursuant to this Section 2.3(c)(xvi); and

(xvii)

Discussing whether any pre-clinical studies are needed to explore or support any future clinical trials following the Initial Trial, especially for clinical trials for indications other than those for the Initial Trials.

In the event the JDC determines that any pre-clinical study is needed to explore or support the Initial Trial, any such pre-clinical study will only be conducted if the Parties enter into a separate agreement for the conduct of such pre-clinical study.

(d) Joint Development Committee Authority. The JDC shall take action by unanimous consent, with each of Revance, on the one hand, and Dermata, on the other hand, having a single vote, irrespective of the number of its representatives actually in attendance at a meeting. In the absence of a formal meeting, the Co-Chairs shall have decision making authority for the JDC so long as any decisions are documented as provided below. Notwithstanding anything to the contrary in this Agreement, the JDC will have no power: (i) to amend this Agreement, or (ii) to modify any Party’s obligations with regard to the conduct of the Initial Trial without such Party’s prior written consent; in each case, except by a writing signed by all Parties.

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2.4 Sponsor Operational Authority Generally. The Sponsor for the Initial Trial shall, subject to the oversight and determinations of the JDC as provided in Section 2.3, the terms of the applicable Protocol, and applicable terms and conditions of this Agreement, and the Safety Data Exchange Agreement: (i) manage and be responsible for the conduct of the Initial Trial; (ii) be the Sponsor and regulatory lead; and (iii) as between the Parties, be the lead with respect to: (1) the selection and management of clinical study sites (including the negotiation and execution of clinical site study agreements and related budgets, timelines and contingency planning), (2) conducting clinical study start-up activities, communicating with and obtaining approval from institutional review boards and/or ethics committees, as applicable, and drafting the template informed consent form (“ICF”) or other relevant documents for the Initial Trial (for review and, if applicable, approval as provided in this Agreement), (3) subject recruitment and retention activities, (4) ongoing site monitoring and quality assurance audits, (5) subject to the terms of the Safety Data Exchange Agreement, management of safety reporting by contract research organizations and clinical study sites, (6) ongoing medical monitoring, (7) management, monitoring and audits of CROs in connection with each CRO (if any) involved in the conduct of the Initial Trial, (8) inquiries from clinical study subjects, (9) packaging, labeling and distributing the Compounds for use in the Initial Trial, and (10) manage health authority inspections at clinical trial sites ((1)-(10), collectively, the “Operational Matters”). The Sponsor shall use Commercially Reasonable Efforts to perform such Operational Matters. Notwithstanding anything to the contrary in this Agreement, in the event that the Sponsor receives a telephonic communication from a Regulatory Authority requesting an immediate response that the Sponsor reasonably determines must be immediately given to protect patient safety or to prevent undue and significant disruption in the conduct of the Initial Trial, the Sponsor will be entitled to provide such response as it deems advisable (and that is otherwise consistent with the terms of this Agreement); provided, that it immediately notifies Revance of same; provided, further, that in no event shall the Sponsor make any response relating to Revance’s Compound(s) as monotherapy without Revance’s prior written consent.

2.5 Dispute Resolution. The representatives of the JDC shall attempt in good faith to reach consensus on all matters properly brought before the JDC relating to the conduct of the Initial Trial. Except as otherwise provided in this Agreement, if, after a good faith, reasonable and open discussion among the members of the JDC, the JDC is unable to agree on a matter that has been properly before it for a reasonable period of that calls for a decision, any Party may refer the dispute (a “JDC Dispute”) to the Executive Officers for resolution. If after good faith attempts at negotiations between the Executive Officers does not reach a resolution, then Dermata shall have the final decision-making authority.

2.6 Conduct. Each Party shall use Commercially Reasonable Efforts to perform and fulfill its respective activities under this Agreement, and shall do so in accordance with Applicable Law, including GCP, GLP and GMP.

ARTICLE 3

LICENSE GRANTS

3.1 Grant by Revance. Subject to the terms of this Agreement, Revance hereby grants, and shall cause its Affiliates to grant, to Dermata a non-exclusive, worldwide, non-transferable, royalty-free license (with the right to sublicense solely pursuant to the terms of and subject to the limitations of Section 3.3) under the Revance Independent Patent Rights, Revance Technology, and Revance Regulatory Documentation to use the Revance Compound(s), solely to the extent necessary to discharge Dermata’ obligations under this Agreement with respect to the conduct of the Initial Trial.

3.2 Grant by Dermata. Subject to the terms of this Agreement, Dermata hereby grants, and shall cause its Affiliates to grant, to Revance a non-exclusive, worldwide, non-transferable, royalty-free license (with the right to sublicense solely pursuant to the terms of and subject to the limitations of Section 3.3) under the Dermata Independent Patent Rights, Dermata Technology, and Dermata Regulatory Documentation to use the Dermata Compound, solely to the extent necessary to discharge Revance’s obligations under this Agreement with respect to the conduct of the Initial Trial.

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3.3 No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any intellectual property of the other Party, including Confidential Information disclosed to it under this Agreement or under any Patent Rights Controlled by the other Party or its Affiliates.

ARTICLE 4

MANUFACTURE AND SUPPLY

4.1 Dermata Compound Manufacture and Supply. Dermata shall Manufacture or have Manufactured the Dermata Compound in drug product form, in quantities to support the Initial Trial, and at or prior to the points in time and to locations as agreed by the JDC for the Initial Trial. As applicable, Dermata will package and label the Dermata Compound for use in the Initial Trial. The cost of Manufacture and supply (including shipping, taxes and duty, if applicable) of Dermata Compound for the Initial Trial shall be borne solely by Dermata, and Dermata shall bear the risk of loss for the Dermata Compound. The Dermata Compound shall be manufactured in accordance with Applicable Law (including GMP) and shall be of similar quality to the Dermata Compound used by Dermata for its other clinical trials of the Dermata Compound.

4.2 Revance Compound.

(a) Manufacture and Supply. Revance shall Manufacture or have Manufactured the Revance Compound in drug product form in quantities to support the Initial Trial and at or prior to the points in time and to locations as agreed by the JDC for the Initial Trial, and, as applicable, shall supply such Revance Compound in vials, to Dermata or its designee for use in the Initial Trial. As applicable, Dermata will package and label the Revance Compound for use in the Initial Trial, subject to Section 4.2(b). The cost of Manufacture and supply (including shipping, taxes and duty, if applicable) of the Revance Compound for the Initial Trial shall be borne solely by Revance, and Revance shall bear the risk of loss for the Revance Compound until delivery of the Revance Compound to the common carrier for delivery to Dermata or its designee. The Revance Compound shall be Manufactured in accordance with Applicable Law (including GMP) and shall be of similar quality to the Revance Compound used by Revance for its other clinical trials of the Revance Compound. Revance shall deliver certificates of analysis, and any other documents specified in the Quality Agreement. Revance shall be responsible for the regulatory compliance of the quality of the Revance Compound provided to Dermata with the regulatory filings in the countries where the Revance Compound has regulatory approval and each of the Initial Trial are performed, pursuant to the Quality Agreement.

(b) Use of Revance Compound Supplied by Revance to Dermata. Dermata shall use the quantities of Revance Compound supplied to it under this Agreement solely as necessary for, and in accordance with this Agreement and the Protocol, and for no other purpose, including without limitation, as a reagent or tool to facilitate its internal research efforts, for any commercial purpose, or for other research unrelated to the Initial Trial. Except as may be required under this Agreement, or a Protocol, Dermata shall not perform, and shall not allow any other party to perform, any analytical testing of the quantities of Revance Compound supplied to it under this Agreement. Upon the completion or early termination of the Initial Trial, Dermata shall promptly: (i) destroy any unused or partially unused quantities of Revance Compound; and (ii) deliver to Revance a certification of such destruction.

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4.3 Quality Agreement. Within ninety (90) days after the Effective Date, but in no event later than the date on which the first shipment of Revance Compound or Dermata Compound is supplied for use in the Initial Trial, the Parties shall enter into a quality agreement (“Quality Agreement”). In addition, the Quality Agreement shall detail the documentations required for each shipment of Revance Compound supplied to Dermata, or their designee, for use in the Initial Trial. The Quality Agreement shall also indicate whether any required transfer from Revance to Dermata of analytical methods will be necessary to support identify testing of the Revance Compound by Dermata.

ARTICLE 5

RESPONSIBILITIES

5.1 Specific Responsibilities of the Parties. Subject to the terms of this Agreement, each Party shall use Commercially Reasonable Efforts to: (i) supply the quantities of its Compound as needed to conduct the Initial Trial on a timely basis, and package and deliver same to clinical study sites, in accordance with the time frame(s) established by the Protocol; (ii) to conduct and complete the Initial Trial and the Statistical Analysis Plan and Bioanalysis Plan relating thereto on a timely basis in accordance with the Protocol, Statistical Analysis Plan and Third Party agreements relating thereto, (iii) to timely provide Rights of Cross-Reference where required by this Agreement, and (iv) in the case of the Sponsor, to provide sufficient resources and personnel to conduct and perform the Initial Trial for which it is the Sponsor, and to adequately fund the Initial Trial, on a timely basis in accordance with the Protocol for same and the terms of this Agreement. Each Party shall be responsible for activities assigned to it by the JDC in furtherance of the conduct of the Initial Trial, or the Statistical Analysis Plan that such Party is not otherwise obligated to perform by this Agreement.

5.2 Documents and the Initial Trial Contracts.

(a) The Parties agree that the Sponsor shall bear as a sponsor, primary responsibility for conduct of the Initial Trial and the analysis of the Study Data under the applicable Statistical Analysis Plan. In consultation with Revance and subject to the JDC’s review and approval pursuant to this Agreement, the Sponsor shall draft and approve the Protocol and Statistical Analysis Plan, and any amendments to each of the foregoing, and shall provide such documents to Revance for review, comment, and if applicable, approval as provided in this Agreement.

(b) Subject to the terms of this Agreement including the applicable provisions of Article 2.3(c), the Sponsor shall be responsible for negotiating and entering into contracts for services relating to the Initial Trial, including selecting vendors, approving contract deliverables and managing contract performance, including site contracts, obtaining IRB approval for site informed consent forms, obtaining signed informed consents, monitoring plans, etc.

5.3 Other Clinical Trials. Except for the conduct of the Initial Trial between the Parties, no other clinical trials shall be performed between the Parties that involves the use of the Revance Compound and the Dermata Compound, except by advance written approval between the Parties (each an “Other Clinical Trial”). To the extent the Parties mutually agree to pursue the development and performance of an Other Clinical Trial, such Other Clinical Trial shall be independently conducted pursuant to a separate written agreement and shall not be subject to or governed by this Agreement (but without limiting each Party’s obligation to share relevant safety information as provided in this Agreement or the Safety Data Exchange Agreement). Revance Compound provided to Dermata under this Agreement shall not be used for such Other Clinical Trial. Nothing in this Agreement shall preclude a Party from conducting further clinical research studies as it may determine in its discretion, so long as it does not use or rely on the Confidential Information of the other Party in doing so.

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5.4 Additional Other Clinical Trials. If the Parties jointly agree to conduct any additional Other Clinical Trials beyond the Initial Trial, if necessary and to the extent mutually approved between the Parties, the Safety Data Exchange Agreement may be amended, as determined mutually between the Parties, to provide for the Other Clinical Trials under the terms thereof.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1 Inventions. All rights to Inventions shall be allocated as follows:

(a) Dermata Ownership. Subject to the terms of this Agreement, all Dermata Study Inventions shall be owned by Dermata, and Dermata will have the full right to exploit such Dermata Study Inventions without the consent of, or any obligation to account to, Revance. Revance shall assign and hereby assigns (and shall cause its employees, contractors, and agents and the employees, contractors of its Affiliates to assign) all right, title and interest in any Dermata Study Inventions to Dermata. Dermata shall have the sole right but not the obligation to prepare, file, prosecute (including any proceedings relating to reissues, reexaminations, protests, interferences, oppositions, post-grant reviews or similar proceedings and requests for patent extensions) and maintain any Dermata Study Patent Rights at its own expense.

(b) Revance Ownership. Subject to the terms of this Agreement, all Revance Study Inventions shall be owned solely by Revance, and Revance will have the full right to exploit such Revance Study Inventions without the consent of, or any obligation to account to, Dermata. Dermata shall assign and hereby assigns (and shall cause its employees, contractors, and agents and the employees, contractors of its Affiliates to assign) all right, title and interest in any Revance Study Inventions to Revance. Revance shall have the sole right but not the obligation to prepare, file, prosecute (including any proceedings relating to reissues, reexaminations, protests, interferences, oppositions, post-grant reviews or similar proceedings and requests for patent extensions) and maintain any Revance Study Patent Rights at its own expense.

(c) Initial Trial Inventions. All Initial Trial Inventions shall be jointly owned by the Parties (Revance to own 50% and Dermata to own 50%), and neither Party shall have the right to freely practice and exploit the Initial Trial Inventions and Initial Trial Patent Rights worldwide, both within and outside the scope of this Agreement, without the advance written consent of the other Party (except as expressly set forth in Section 6.1(d) and Section 6.3(b) with regard to the filing, prosecution, maintenance and enforcement of Initial Trial Patent Rights) and neither Party may use, exploit and grant licenses worldwide (with right to sublicense) to Third Parties under its interest in the Initial Trial Inventions and Initial Trial Patent Rights without the advance written consent of the other Party. For the avoidance of doubt, neither Party shall acquire any other license or other intellectual property interest, by implication or otherwise, in any intellectual property of the other Party under this Section 6.1(c), including but not limited to Dermata Independent Patent Rights, Dermata Study Patent Rights, Revance Independent Patent Rights, or Revance Study Patent Rights.

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(d) Prosecution of Initial Trial Patent Rights. The Parties shall agree as to which of Revance or Dermata, using outside counsel reasonably acceptable to the other Party, shall be responsible for preparing and prosecuting Patent applications and maintaining Patents within the Initial Trial Patent Rights. The Party drafting and prosecuting any Initial Trial Patent Right (the “Prosecuting Party”) shall keep the other Party (the “Non-Prosecuting Party”) advised as to material developments and all steps to be taken with respect to any such Patents and shall furnish the Non-Prosecuting Party with copies of applications for such Patents, amendments thereto and other related correspondence to and from Patent offices, and permit the Non-Prosecuting Party a reasonable opportunity to review and offer comments. The Non-Prosecuting Party shall reasonably assist and cooperate in obtaining, prosecuting and maintaining the Initial Trial Patent Rights. The decision to pursue Initial Trial Patent Rights will be made jointly following review of the results of the Initial Trial. Subsequent to this decision, the Prosecuting Party shall be reimbursed for fifty percent of the costs and expenses incurred in prosecuting Initial Trial Patent Rights and the subsequent maintenance of Initial Trial Patent Rights by the Non-Prosecuting Party such that Revance shall be responsible for fifty percent (50%) of such costs and Dermata shall be responsible for fifty percent (50%) of such costs. In case either Revance or Dermata decides not to file or maintain an Initial Trial Patent Right application in a given country as confirmed in writing by the Party electing not to file or maintain an Initial Trial Patent Right application and delivered to the other Party (and also elects not to reimburse the other Party for fifty percent (50%) of the costs of prosecution and maintenance of such Initial Trial Patent Right in such country), the other Party shall have the right to file or maintain such patent application in such country in its own name and at its own expense. In this case, the Party who decides not to file or maintain (and also decides not to reimburse the other Party for its share of the costs of) a joint application for a given country shall promptly assign its rights to the joint invention in said country to the Party who wishes to file or maintain said patent application. The Party who does not wish to file or maintain a patent application in any country shall assist in the timely provision of all documents required under national provisions to register said assignment of rights with the corresponding national authorities at the sole expense of the Party who wishes to file or maintain such patent application in that given country.

6.2 Disclosure and Assignment of Inventions. Each Party shall disclose promptly to the other Party in writing and on a confidential basis all Inventions, prior to any public disclosure or filing of Patent applications and allowing sufficient time for comment by the other Party. In addition, each Party shall, and does hereby, assign, and shall cause its Affiliates and contractors to so assign, to the applicable Party, without additional compensation, such right, title and interest in and to any Inventions as well as any intellectual property rights with respect thereto, as is necessary to fully effect, as applicable, the sole ownership provided for in Sections 6.1(a) and 6.1(b) and the joint ownership provided for in Section 6.1(c).

6.3 Infringement of Patent Rights by Third Parties.

(a) Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened (in writing) infringement, or misappropriation by a Third Party, of Initial Trial Patent Rights, of which its in-house patent counsel becomes aware (such infringement, “Infringement,” and “Infringe” shall be interpreted accordingly).

(b) Infringement of Initial Trial Patent Rights.

(i) With respect to Infringement of Initial Trial Patent Rights, the Parties shall mutually agree as to whether to bring an enforcement action to seek the removal or prevention of such Infringement and damages therefor and, if so, which Party shall bring such action, with any costs and expenses relating thereto to be allocated in accordance with Section 6.3(b)(ii).

(ii) Regardless of which Party brings an enforcement action pursuant to Section 6.3(b)(i), the other Party hereby agrees to cooperate reasonably in any such action, including, if required, by bringing a legal action or furnishing a power of attorney. If the Parties mutually agree to bring an enforcement action, Revance shall be responsible for fifty percent (50%), and Dermata shall be responsible for fifty percent (50%), of the reasonable and verifiable costs and expenses incurred in connection with any such action. If any Party recovers monetary damages from any Third Party in an action approved by the Parties and brought under this Section 6.3(b)(ii), such recovery shall be allocated first to the reimbursement of any actual, unreimbursed costs and expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel) pro rata in accordance with the aggregate amounts spent by both Parties, and any remaining amounts shall be split fifty percent (50%) to Dermata and 50% to Revance, unless the Parties agree in writing to a different allocation. In connection with any proceeding under this Section 6.3(b), neither Party shall enter into any settlement without the prior written consent of the other Party, whereby such consent shall not be unreasonably withheld nor delayed.

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6.4 Infringement of Third Party Rights.

(a) Notice. If the activities relating to the Initial Trial become the subject of a claim of infringement of a patent, copyright or other proprietary right by a Third Party anywhere in the world, the Party first having notice of the claim shall promptly notify the other Party and, without regard to which Party is charged with said infringement and the venue of such claim, the Parties shall promptly confer to discuss the claim.

(b) Defense. If all of the Parties are charged with infringement pursuant to a claim described in Section 6.4(a), the Parties shall defend such claim jointly, unless they agree otherwise. If only one Party is charged with infringement, such Party will have the first right but not the obligation to defend such claim. If the charged Party does not commence actions to defend such claim after being so charged, the non-defending Party, then the other Party, as the defending Party, shall have the right, but not the obligation, to defend any such claim at the defending Party’s own expense. In any event, a non-defending Party shall reasonably cooperate with the defending Party in the defense of the claim, at the defending Party’s expense, and the non-defending Party shall have the right to participate with separate counsel at its own expense, and the defending Party shall consider comments and suggestions on strategy for defending the action by a non-defending Party in good faith. The defending Party shall bear the cost and expenses of the defense of any such Third Party infringement claim and shall have sole rights to any recovery. If the Parties jointly defend the claim, Dermata shall bear fifty percent (50%), and Revance shall bear fifty percent (50%) of any costs and expenses of the defense of any such Third Party infringement claim; provided, however, that, notwithstanding the foregoing, if the claim relates solely to either the Revance Compound(s) or the Dermata Compound, Revance or Dermata (as applicable) will bear one hundred percent (100%) of the costs and expenses of the defense of such claim and shall have the sole right, but not the obligation, to defend, settle and otherwise handle the disposition of such claim. No Party shall enter into any settlement concerning activities under this Agreement or the Initial Trial that affects the other Party’s rights under this Agreement or imposes any obligations on the other Party, including any admissions of wrongdoing on behalf of the other Party, without such other Party’s prior written consent, not to be unreasonably withheld or delayed, except that: (i) Dermata may settle any claim that solely relates to the Dermata Compound without the consent of Revance as long as Revance’s rights under this Agreement are not materially adversely impacted (in which case, it will obtain Revance’s prior written consent, not to be unreasonably withheld or delayed) and (ii) Revance may settle any claim that solely relates to the Revance Compound(s) without the consent of Dermata as long as Dermata rights under this Agreement are not materially adversely impacted (in which case, it will obtain Dermata prior written consent, not to be unreasonably withheld or delayed).

6.5 Initial Trial Regulatory Documentation. Subject to the license and other rights granted by each Party to the other Party pursuant to this Agreement, the Parties shall jointly own (Revance to own 50% and Dermata to own 50%) all right, title and interest in and to the Initial Trial Regulatory Documentation; provided, however, that Revance shall retain sole and exclusive ownership of any Revance Regulatory Documentation provided to Dermata under this Agreement that is submitted with or referenced in the Initial Trial Regulatory Documentation and that Dermata shall retain sole and exclusive ownership of any Dermata Regulatory Documentation that is submitted with or referenced in the Initial Trial Regulatory Documentation. This Section 6.5 is without limitation of any other disclosure obligations under the Safety Data Exchange Agreement or this Agreement.

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6.6 No Other Use. Except as expressly provided in Section 6.1, Dermata agrees to make no new patent applications based on Revance Confidential Information, and to give no assistance to any Third Party for such application without Revance’s prior written authorization, and Revance agrees to make no patent application based on Dermata Confidential Information, and to give no assistance to any Third Party for such application without Dermata’ prior written authorization.

6.7 Joint Research Agreement. The Parties acknowledge and agree that this Agreement is a “Joint Research Agreement” as defined in 35 USC § 100 (h).

ARTICLE 7

COLLABORATION COSTS AND EXPENSES

7.1 Initial Trial Expenses. Dermata will be responsible for one hundred percent (100%) of the cost of the Initial Trial, provided that Revance will Manufacture and deliver to Dermata, the number of vials of Revance Compound agreed to in the Protocol or otherwise agreed by the Parties at no cost to Dermata in accordance with Section 4.2.

ARTICLE 8

RECORDS AND STUDY DATA

8.1 Records. Each Party shall maintain complete and accurate records of all work conducted with respect to the Initial Trial and of all results, information, data, data analyses, reports, records, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences and developments made by or provided to either Party, or by the Parties together, in the course of such Party’s efforts with respect to the Initial Trial (including the Statistical Analysis Plan and any Bioanalysis Plan to be conducted pursuant to this Agreement) (such results, information, data, data analyses, reports, case report forms, adverse event reports, trial records, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, developments, the Initial Trial Study Data and the Initial Trial Protocol referred to collectively as the “Study Data”). Such records shall fully and properly reflect all work done and results achieved in the performance of the Initial Trial in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

8.2 Ownership of Study Data. Revance shall own the Study Data to the extent that it relates exclusively to the Revance Compound (“Revance Study Data”), and Dermata shall own the Study Data to the extent that it relates exclusively to the Dermata Compound (“Dermata Study Data”). The Parties shall jointly own (Revance to own 50% and Dermata to own 50%) any Study Data that does not relate exclusively to the Dermata Compound or the Revance Compound (“Initial Trial Study Data”) under this Agreement. Each Party shall, and does hereby, assign, and shall cause its Affiliates to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Study Data as is necessary to fully effect the foregoing, and agrees to execute all instruments as may be reasonably necessary to effect same.

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8.3 Use of Study Data.

(a) Use of a Party’s Own Study Data. Revance may use and analyze the Revance Study Data for any purpose without obligation or accounting to Dermata. Dermata may use and analyze the Dermata Study Data for any purpose without obligation or accounting to Revance.

(b) Use of Study Data. Either Party and their respective Affiliates shall have the right to use and analyze the Study Data for any and all purposes without the consent of, or any obligation to account to the other Party, including in connection with their independent development, commercialization or other exploitation of their respective Compound(s) (alone or in combination with the other Compound and/or other pharmaceutical agents) and/or for inclusion in the safety database for each Compound. Public disclosure of any Study Data from the Initial Trial is subject to Section 9.5.

ARTICLE 9

CONFIDENTIALITY

9.1 Nondisclosure of Confidential Information. Prior to the Effective Date of this Agreement, Dermata and Revance entered into a certain Confidentiality Agreement having an effective date of August 24, 2023 (“CDA”). As it relates to disclosures involving the Revance Compound and the Dermata Compound only, the CDA is hereby terminated and replaced by the terms of this Agreement. Any Confidential Information relating thereto previously disclosed by the Parties pursuant to the CDA shall now be Confidential Information for purposes of this Agreement and the Parties shall treat it as such in accordance with the terms hereof. All written, visual, oral and electronic data, information, know-how or other proprietary information or materials, both technical and non- technical, disclosed by one Party to any other Party pursuant to this Agreement shall be “Confidential Information” of the disclosing Party, and all Study Data and Inventions shall be the Confidential Information of the Party owning such Study Data or Invention (as provided in Section 8.2 with regard to Study Data and Section 6.1 with regard to Inventions). For purposes of this Agreement, regardless of which Party discloses such Confidential Information to the other: (i) all Dermata Study Inventions, Dermata Technology and Dermata Regulatory Documentation shall be Confidential Information of Dermata and Revance shall be the receiving Party, (ii) all Revance Study Inventions, Revance Technology, and Revance Regulatory Documentation shall be Confidential Information of Revance and Dermata shall be the receiving Party. Except to the extent expressly authorized in this Section 9.1 and Sections 9.2, 9.3 and 9.6 below, or as otherwise agreed in writing by the Parties, each Party agrees that, for the Term of this Agreement and for a period of five (5) years thereafter (or for any Confidential Information that is identified in writing at the time of disclosure as a trade secret related to each Party’s Compound(s), for as long as it is not part of the public domain), it shall: (x) keep confidential, shall not publish or otherwise disclose, and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information owned solely by the disclosing Party, (y) treat the disclosing Party’s solely-owned Confidential Information with the same degree of care the receiving Party uses for its own confidential information but in no event with less than a reasonable degree of care; and (z) reproduce the disclosing Party’s solely-owned Confidential Information solely to the extent necessary to accomplish the receiving Party’s obligations under this Agreement, with all such reproductions being considered the disclosing Party’s Confidential Information. Notwithstanding anything to the contrary in this Section 9.1, and subject to Section 8.3, the receiving Party may disclose the disclosing Party’s Confidential Information to its employees, contractors, or agents solely on a need-to-know basis for the purpose of fulfilling the receiving Party’s obligations or exercising the receiving Party’s rights under this Agreement; provided, however, that: (1) any such employees, contractors, or agents are bound by obligations of confidentiality at least as restrictive as those set forth in this Agreement, and (2) the receiving Party remains liable for the compliance of such employees, contractors, or agents with such obligations. Each receiving Party acknowledges that in connection with its and its employees, contractors, or agents examination of the Confidential Information of the disclosing Party, the receiving Party and its employees, contractors, or agents may have access to material, non-public information, and that the receiving Party is aware, and will advise its employees, contractors, or agents who are informed as to the matters that are the subject of this Agreement, that State and Federal laws, including, without limitation, United States securities laws, impose restrictions on the dissemination and use of such information and trading in securities when in possession of such information. Each receiving Party agrees that it will not, and will advise its employees, contractors, or agents who are informed as to the matters that are the subject of this Agreement to not, purchase or sell any security of the disclosing Party on the basis of the Confidential Information to the extent such Confidential Information constitutes material non-public information about the disclosing Party or such security. Study Data shall be treated as Confidential Information of each Party and shall not be disclosed to Third Parties unless it falls within the exceptions set forth in Section 9.2 below or is reasonably necessary to be disclosed in order for a Party to exercise its rights under Section 8.3(a), 8.3(b).

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9.2 Exceptions. The obligations in Section 9.1 shall not apply with respect to any portion of Confidential Information that the receiving Party can demonstrate by contemporaneous tangible records or other competent proof:

(a) was already known to the receiving Party (or its Affiliates), other than under an obligation of confidentiality, either: (a) at the time of disclosure by the disclosing Party, or (b) if applicable, at the time that it was generated hereunder, whichever ((a) or (b)) is earlier;

(b) was generally available to the public or otherwise part of the public domain either: (a) at the time of its disclosure to the receiving Party, or (b) if applicable, at the time that it was generated hereunder, whichever ((a) or (b)) is earlier;

(c) became generally available to the public or otherwise part of the public domain after its disclosure (including via publication under Section 9.6) and other than through any unauthorized act or omission of the receiving Party in breach of this Agreement;

(d) was disclosed to the receiving Party (or its Affiliates), other than under an obligation of confidentiality, by a Third Party who had no obligation to the Party owning or Controlling the information not to disclose such information to others; or

(e) was independently discovered or developed by the receiving Party (or its Affiliates) without the use of or reference to the Confidential Information belonging to the disclosing Party.

9.3 Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) prosecuting Patent Rights claiming an Invention owned by such Party;

(b) prosecuting or defending litigation;

(c) complying with Applicable Law or the rules or regulations of any securities exchange on which such Party’s stock is listed;

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(d) disclosure, solely in connection with the performance of this Agreement, to Affiliates, permitted sublicensees, contractors, ethics committees and institutional review boards (collectively, “IRBs”), CROs, investigators, employees and contractors engaged by clinical study sites and involved with the Initial Trial, each of whom prior to disclosure must be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9; and

(e) disclosure of the Study Data, Initial Trial Inventions and Initial Trial Patent Rights to Regulatory Authorities in connection with the development of the Initial Trial, the Dermata Compound or the Revance Compound; and

(f) disclosure of relevant safety information contained within the Study Data to investigators, institutional review boards and/or ethics committees and Regulatory Authorities that are involved in other clinical trials of the Dermata Compound with respect to Dermata, and the Revance Compound with respect to Revance, and (in the event of a Material Safety Issue) to Third Parties that are collaborating with Dermata or Revance, respectively in the conduct of such other clinical trials of the Dermata Compound or the Revance Compound, in each case solely to the extent necessary for the conduct of such clinical trials and/or to comply with Applicable Law and regulatory requirements.

Notwithstanding the foregoing, if a Party is required or otherwise intends to make a disclosure of any other Party’s Confidential Information pursuant to Section 9.3(b) and/or Section 9.3(c), it shall give prompt advance written notice to such other Party of such impending disclosure and endeavor in good faith to secure confidential treatment of such Confidential Information and/or reasonably assist the Party that owns such Confidential Information in seeking a protective order or other confidential treatment. In the event any Confidential Information is disclosed by a Party pursuant to Section 9.3(b) and/or Section 9.3(c), such disclosure shall not remove the confidential nature of the information so disclosed and the information shall remain Confidential Information in all other circumstances.

9.4 Disclosure to Third Party Co-Medication Manufacturer. Notwithstanding any other provision of this Agreement, Revance hereby authorizes the Sponsor to disclose to the manufacturer of any co-medication necessary for the Initial Trial the applicable Protocol and any related Confidential Information necessary for such manufacturer to update its product label if such disclosure is necessary to obtain the co-medication for use in the Initial Trial; provided, however, that all materials delivered to such manufacturer will be redacted of all non-public information related toRevance’s Compound(s). Any such disclosure shall be subject to confidentiality obligations at least as restrictive as those set forth herein and shall restrict the manufacturer to using the information provided solely to make regulatory filings relating to the use of the applicable co-medication in the Initial Trial.

9.5 Press Releases and Publications.

(a) The Parties shall jointly agree to the content and timing of all external communications with respect to this Agreement, including, but not limited to, any press releases, Q&As, and the content and wording of any listing involving the Initial Trial required to be listed on a public database or other public registry such as www.clinicaltrials.gov. For clarity, if either Party terminates this Agreement pursuant to Section 12.3, the Parties shall mutually agree upon any external communication related to such termination, which shall not include the rationale for such termination unless (and to the extent) mutually agreed by the Parties; provided that either Party shall be permitted to publicly disclose information that such Party determines in good faith is necessary to be disclosed to comply with Applicable Law or the rules or regulations of any securities exchange on which such Party’s stock may be listed, or pursuant to an order of a court or governmental entity.

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(b) Dermata and Revance agree to collaborate to publicly disclose, publish or present: (1) top-line results from Initial Trial, limited if possible to avoid jeopardizing the future publication of the Study Data at a scientific conference or in a scientific journal, solely for the purpose of disclosing, as soon as reasonably practicable, the safety or efficacy results and conclusions that are material to any Party under applicable securities laws, and (2) the conclusions and outcomes (the “Results”) of the Initial Trial at a scientific conference as soon as reasonably practicable following the completion of the Initial Trial, subject in the case of (2) to the following terms and conditions. The disclosure, publication or presentation of Results requires approval of both Parties, which such approval shall not be unreasonably withheld. Except in respect to a press release pursuant to Section 9.5(a), the Party proposing to disclose, publish or present the Results shall deliver to the other Party a copy of the proposed disclosure, publication or presentation of the Results at least thirty (30) days before submission to a Third Party. Each reviewing Party shall determine whether any of its Confidential Information that may be contained in such disclosure, publication or presentation should be modified or deleted, whether to file a patent application on any Dermata Study Invention (solely with respect to Dermata) or Revance Study Invention (solely with respect to Revance) or Initial Trial Invention disclosed therein. The disclosure, publication or presentation shall be delayed for an additional thirty (30) days if a reviewing Party reasonably requests such extension to allow time for the preparation and filing of relevant patent applications. If a reviewing Party reasonably requests modifications to the disclosure, publication or presentation to prevent the disclosure of a material trade secret or proprietary business information, the publishing Party shall edit such publication to prevent the disclosure of such information prior to submission of the disclosure, publication or presentation.

9.6 Destruction of Confidential Information. Upon expiration or termination of the Agreement, the receiving Party shall, upon request by the other Party, promptly: (a) destroy all of the other Party’s Confidential Information including but not limited to Confidential Information relating solely to the other Party’s Compound as monotherapy (but not to the Study Data) in its possession; provided, however, that the receiving Party shall be entitled to retain: (i) one (1) copy of the disclosing Party’s Confidential Information in receiving Party’s secured files so that the receiving Party may confirm and comply with any receiving Party’s surviving obligations; and (ii) any electronic copies automatically created and maintained in accordance with receiving Party’s pre-existing documented electronic back-up standard operating procedures, provided that such electronic back-up copies are deleted in accordance with such receiving Party’s electronic back-up standard operating procedures); (b) provide disclosing Party written notice representing that the receiving Party has destroyed all of the disclosing Party’s Confidential Information in the receiving Party’s possession and under receiving Party’s control in accordance with Section 9.6(a). Notwithstanding the foregoing, each Parties confidentiality and non-use obligations pursuant to this Agreement shall remain in effect in accordance with Section 9.1.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Authority and Binding Agreement. Dermata and Revance each represents and warrants to the other that: (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (c) the Agreement has been duly executed and delivered on behalf of each Party and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, and similar laws of general application affecting the enforcement of creditors’ rights generally, and subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief or specific performance, is in the discretion of the court.

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10.2 No Conflicts. Dermata and Revance each represents and warrants that, to the best of its knowledge following due inquiry, it has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to any other Party under this Agreement, and has not taken any action that would in any way prevent it from granting the rights granted to any other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to any other Party under this Agreement.

10.3 Litigation. Dermata and Revance each represents and warrants that, to the best of its knowledge following due inquiry, it is not aware of any pending or threatened litigation not already disclosed (and has not received any communication) that alleges that its activities related to this Agreement have violated, or that by conducting the activities as contemplated in this Agreement it would violate, any of the intellectual property rights of any other Person (after giving effect to the license grants in this Agreement).

10.4 No Adverse Proceedings. Except as otherwise notified to the other Party, there is not pending or, to the knowledge of such Party, threatened, against such Party, any claim, suit, action or governmental proceeding that would, if adversely determined, materially impair the ability of such Party to perform its obligations under this Agreement.

10.5 Consents. Each Party represents and warrants that to the best of its knowledge following due inquiry that all necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons: (i) required to be obtained by such Party in connection with the execution and delivery of this Agreement has been obtained (or will have been obtained prior to such execution and delivery) and (ii) required to be obtained by such Party in connection with the performance of its obligations under this Agreement have been obtained or will be obtained prior to such performance.

10.6 No Debarment. Each Party hereby represents and certifies following due inquiry to the other that it has not used, and will not use the services of any person disqualified, debarred, banned, subject to debarment or convicted of a crime for which a person could be debarred by the FDA under 21 U.S.C. 335a, as amended (or subject to a similar sanction of any other Regulatory Authority), in any capacity in connection with any of the services or work provided under the Initial Trial and that this certification may be relied upon in any applications to the FDA or any other Regulatory Authority. If any employee, subcontractor, or agent of a Party becomes excluded or debarred, such Party shall promptly inform the other Party and immediately remove such individual from responsibility for, or involvement with, its business operations related to this Agreement..

10.7 Compliance with Applicable Law. Dermata and Revance each represents and certifies that it shall comply with all Applicable Law of the country or other jurisdiction, or any court or agency thereof, applicable to the performance of its activities hereunder or any obligation or transaction hereunder, including those pertaining to the production and handling of drug products, such as those set forth by the Regulatory Agencies, as applicable, and the applicable terms of this Agreement, in the performance of its obligations hereunder.

10.8 Affiliates. Dermata and Revance each represents and warrants following due inquiry that, to the extent the intellectual property, Regulatory Documentation or Technology licensed by it hereunder are Controlled by its Affiliates or a Third Party, it has the right to use, and has the right to grant (sub)licenses to the other Party to use, such intellectual property, Regulatory Documentation or Technology in accordance with the terms of this Agreement.

10.9 Compound Safety Issues. Each Party represents and warrants to the best of its knowledge following due inquiry, that it is not aware of any material safety or toxicity issue with respect to its Compound(s) that are not reflected in the investigator’s brochure(s) for its Compound(s) existing as of the Effective Date.

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10.10 Accounting. Each Party represents and warrants that all transactions under the Agreement shall be properly and accurately recorded in all material respects on its books and records and that each document upon which entries in such books and records are based is complete and accurate in all material respects.

10.11 DISCLAIMER OF WARRANTY. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS ARTICLE 10 ARE IN LIEU OF, AND THE PARTIES DO HEREBY DISCLAIM, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, AND NON-INFRINGEMENT OF THIRDPARTY INTELLECTUAL PROPERTY RIGHTS.

ARTICLE 11

INDEMNIFICATION

11.1 Revance Indemnification. Revance hereby agrees to defend, hold harmless and indemnify (collectively, “Indemnify”) Dermata, its Affiliates, and their agents, directors, officers, and employees (the “Dermata Indemnitees”) from and against any and all liabilities, expenses and/or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively “Losses”) resulting from Third Party suits, claims, actions and demands (each, a “Third Party Claim”) to the extent that they arise or result from: (a) the negligence or intentional misconduct of Revance or any Revance Indemnitee under this Agreement; (b) any breach by Revance of any provision of this Agreement; (c) any injury to a subject in the Initial Trial caused solely by the development, use or manufacture of the Revance Compound(s); (d) any injury to a subject in the Initial Trial where it ultimately cannot be or is not determined if such injury is solely the direct result of the Revance Compound(s) on the one hand or the Dermata Compound on the other hand, provided that, in the case of this clause (d), Revance shall only Indemnify the Dermata Indemnitees for fifty percent (50%) of any such Loss; or (e) the use by Revance, its Affiliates, contractors or (sub)licensees of Study Data, Revance Study Data, Revance Study Inventions, Revance Study Patent Rights, Initial Trial Inventions and Initial Trial Patent Rights outside the scope of this Agreement (other than with respect to Third Party Claims that are covered under Section 6.4)); but excluding, in each case ((a) through (e)), any such Losses to the extent Dermata is obligated to Indemnify the Revance Indemnitees pursuant to Section 11.2.

11.2 Dermata Indemnification. Dermata hereby agree to Indemnify Revance, its Affiliates, and its and their agents, directors, officers, and employees (the “Revance Indemnitees”) from and against any and all Losses resulting from Third Party Claims to the extent that they arise or result from: (a) the negligence or intentional misconduct of Dermata, or any Dermata Indemnitee or any (sub)licensee of Dermata conducting activities on behalf of Dermata under this Agreement; (b) any breach by Dermata of any provision of this Agreement; (c) any injury to a subject in the Initial Trial caused solely by the development, use or manufacture of the Dermata Compound; (d) any injury to a subject in the Initial Trial where it ultimately cannot be or is not determined if such injury is solely the direct result of the Dermata Compound on the one hand or the Revance Compound(s) on the other hand; provided that, in the case of this clause (d), Dermata shall only Indemnify the Revance Indemnitees for fifty percent (50%) of any such Loss; or (e) the use by Dermata its Affiliates, contractors or (sub)licensees of Study Data, Dermata Study Data, Dermata Study Inventions, Dermata Study Patent Rights, Initial Trial Inventions and Initial Trial Patent Rights outside the scope of this Agreement (other than with respect to Third Party Claims that are covered under Section 6.4)), but excluding, in each case ((a) through (e)), any such Losses to the extent Revance is obligated to Indemnify the Dermata Indemnitees pursuant to Section 11.1.

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11.3 Indemnification Procedure. Each Party’s agreement to Indemnify the other Party is conditioned on the performance of the following by the Party seeking indemnification: (a) providing written notice to the Indemnifying Party of any Loss of the types set forth in Section 11.1 and 11.2 within sixty (60) calendar days after the Party seeking indemnification has knowledge of such Loss; provided that, any delay in complying with the requirements of this clause (a) will only limit the Indemnifying Party’s obligation to the extent of the prejudice caused to the Indemnifying Party by such delay; (b) permitting the Indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such Loss; (c) providing reasonable assistance to the Indemnifying Party, at the Indemnifying Party’s expense, in the investigation of, preparation for and defense of any Loss; and (d) not compromising or settling such Loss without the Indemnifying Party’s written consent, such consent not to be unreasonably withheld or delayed.

11.4 Insurance. Each Party shall maintain commercially reasonable levels of insurance or other adequate and commercially reasonable forms of protection or self-insurance to satisfy its indemnification obligations under this Agreement. Each Party shall provide the other Party with written notice prior to the cancellation, non-renewal or material change in such insurance or self-insurance which would materially adversely affect the rights of the other Party hereunder. The maintenance of any insurance shall not constitute any limit or restriction on damages available to a Party under this Agreement.

11.5 LIMITATION OF LIABILITY. NO PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT AND/OR SUCH PARTY’S PERFORMANCE HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, BREACH OF WARRANTY OR OTHERWISE). NOTHING IN THIS SECTION 11.5 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER SECTIONS 11.1 OR 11.2, OR DAMAGES AVAILABLE FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 9 OR FOR A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

ARTICLE 12

TERM AND TERMINATION

12.1 Term. This Agreement shall be effective as of the Effective Date and, unless earlier terminated pursuant to Sections 12.2, or 12.3 or any other termination right expressly stated in this Agreement, shall continue in effect until completion by all centers or institutions participating in the Initial Trial, the delivery of all Study Data, including all completed case report forms, all final analyses and all final clinical study reports contemplated by the Initial Trial to both Parties, and the completion of any then agreed upon Statistical Analysis (the “Term”).

12.2 Termination for Material Breach. If a Party (the “Breaching Party”) is in material breach, the other Party (the “Non- Breaching Party”) shall have the right to give the Breaching Party notice specifying the nature of such material breach. The Breaching Party shall have a period of thirty (30) days after receipt of such notice to cure such material breach (the “Cure Period”) in a manner reasonably acceptable to the Non-Breaching Party. For the avoidance of doubt, this provision is not intended to restrict in any way a Party’s right to notify the other Party of any other breach or to demand the cure of any other breach.

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12.3 Termination due to Material Safety Issue. Revance or Dermata shall each have the independent right to immediately suspend the treatment of subjects in the Initial Trial and terminate this Agreement upon written notice if it deems it necessary to protect the safety, health or welfare of subjects enrolled in the Initial Trial due to the existence of a Material Safety Issue. In the event of a termination due to a Material Safety Issue, prior to the terminating Party providing written notice, each Party’s safety committee shall, to the extent practicable, meet and discuss in good faith the safety concerns raised by the terminating Party and consider in good faith the input, questions and advice of the non-terminating Party.

12.4 Effect of Termination. Upon expiration or termination of this Agreement: (a) the licenses granted to each Party to conduct the Initial Trial in Sections 3.1 and 3.2 shall terminate, and (b) the Parties shall use reasonable efforts to wind down activities under this Agreement in a reasonable manner and avoid incurring any additional expenditures or non-cancellable obligations; provided that, in the case of termination pursuant to Section 12.3, Sponsor may continue to dose subjects enrolled in the Initial Trial through completion of the applicable Protocol if dosing is required by the applicable Regulatory Authority(ies) and/or Applicable Law(s). Any such wind-down activities will include the return to a Party, or destruction, of all of such Party’s Compound provided to the other Party and not consumed in the Initial Trial. If applicable, upon termination of this Agreement, the Parties shall remain responsible pursuant to the terms of this Agreement for any expenses incurred that are associated with terminating any ongoing clinical trial work and/or result from such ongoing activities under this Agreement solely to the extent such activities are deemed necessary by the Sponsor (after discussion at a meeting of the JDC) based on reasonable medical judgment to protect the health of subjects participating in the Initial Trial.

12.5 Survival. The following Articles and Sections of this Agreement, all definitions relating thereto, and any other provisions of this Agreement that by their nature are intended to survive expiration or termination of this Agreement shall survive any expiration or termination of this Agreement for any reason: Section 2.1(b) (fifth sentence), Section 2.1(d) (last three sentences), Section 4.2(b) (“Use of Revance Compound Supplied by Revance to Dermata”), Article 6 (“Intellectual Property”), Article 8 (“Records and Study Data”), Article 9 (“Confidentiality”); Article 10 (“Representations and Warranties”), Article 11 (“Indemnification”), Section 12.4 (“Effect of Termination”), Section 12.5 (“Survival”), Section 13.1 (“Entire Agreement”), Section 13.2 (“Governing Law”), Section 13.3 (“Dispute Resolution”), Section 13.4 (“Injunctive Relief”), Section 13.6 (“Notices”), Section 13.7 (“No Waiver, Modifications”), Section 13.8 (“No Strict Construction”), Section 13.9 (“Independent Contractor”), Section 13.10 (“Assignment; Licenses”), Section 13.11 (“Headings”), Section 13.13 (“Severability”), and Section 13.15 (“No Benefit to Third Parties”).

ARTICLE 13

MISCELLANEOUS

13.1 Entire Agreement. The Parties acknowledge that this Agreement shall govern all activities of the Parties with respect to the Initial Trial during the Term of this Agreement. This Agreement, including the Exhibits hereto and together with the Protocol and Safety Data Exchange Agreement, sets forth the complete, final and exclusive agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to such subject matter other than as are set forth in this Agreement. All Exhibits attached hereto are incorporated herein as part of this Agreement.

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13.2 Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York, USA, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

13.3 Dispute Resolution. In the event of any dispute, controversy or claim arising out of, relating to or in connection with any provision of this Agreement (each a “Dispute”), other than a JDC Dispute or a dispute as to whether a Material Safety Issue exists, the Parties shall refer such Dispute promptly to the Executive Officers for resolution. In the event the Executive Officers are unable to resolve the dispute, either Party may pursue available remedies in a court of competent jurisdiction. This Agreement shall remain in effect during the pendency of any such dispute.

13.4 Injunctive Relief. Notwithstanding anything herein to the contrary, a Party may seek an injunction or other injunctive relief from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss or damage on a provisional basis. For the avoidance of doubt, if a Party: (a) discloses Confidential Information of the other Party other than as permitted under Article 9, (b) uses (in the case of Dermata) the Revance Compound(s) or Revance Technology or (in the case of Revance) the Dermata Compound or Dermata Technology in any manner other than as expressly permitted under this Agreement or (c) otherwise is in material breach of this Agreement and such material breach could cause immediate harm to the value of the Dermata Compound (by Revance) or the Revance Compound(s) (by Dermata), the other Party shall have the right to seek an injunction or other equitable relief precluding such Party from continuing its activities related to the Initial Trial without waiting for the conclusion of the dispute resolution procedures under Section 13.3.

13.5 Force Majeure. The Parties shall be excused from the performance of their obligations under this Agreement (other than the payment of monies owed to the other Party) to the extent that such performance is prevented by force majeure and the non-performing Party promptly provides notice of the prevention to each other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall mean acts of God, strikes or other concerted acts of workers, civil disturbances, fires, earthquakes, acts of terrorism, floods, explosions, riots, war, rebellion, sabotage or failure or default of public utilities or common carriers or similar conditions beyond the control of the Parties.

13.6 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if such notice is timely and is: (a) mailed by first class certified or registered mail, postage prepaid, return receipt requested, (b) sent by express delivery service, or (c) personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Dermata: [ ]

With invoices to: [ ]

For Revance: [ ]

With a copy to: [ ]

Any such communication shall be deemed to have been received when delivered. It is understood and agreed that this Section 13.6 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

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13.7 No Waiver; Modifications. It is agreed that no waiver by a Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

13.8 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party. No presumption as to construction of this Agreement shall apply against either Party with respect to any ambiguity in the wording of any provision(s) of this Agreement irrespective of which Party may be deemed to have authored the ambiguous provision(s).

13.9 Independent Contractor. The Parties are independent contractors of each other, and the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall be the agent of the other or have any authority to act for, or on behalf of, the other Party in any matter.

13.10 Assignment. No Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of each other Party, except that a Party may make such an assignment without each other Party’s consent: (a) to an Affiliate, (b) to a Third Party that merges with, consolidates with or acquires substantially all of the assets or voting control of the assigning Party or (c) to a Third Party that acquires all the rights to the Dermata Compound, in the case of Dermata, or the Revance Compound, in the case of Revance. Any assignment or attempted assignment by any Party in violation of the terms of this Section 13.10 shall be null and void and of no legal effect.

13.11 Headings. The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

13.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by facsimile or electronic (e.g., .pdf) signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

13.13 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of a Party under this Agreement will not be materially and adversely affected thereby,: (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

13.14 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in order to perfect any license, assignment or other transfer or any properties or rights under, or pursuant, to this Agreement.

13.15 No Benefit to Third Parties. The representations, warranties and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other parties.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Dermata Therapeutics, Inc.		Revance Therapeutics, Inc.

By:	/s/ Gerald Proehl	By:	/s/ Conor Gallagher
Name:	Gerald Proehl	Name:	Conor Gallagher
Title:	President and CEO	Title:	Chief Scientific Officer
Date:		Date:

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EXHIBIT A

CLINICAL PROTOCOL SYNOPSIS FOR INITIAL TRIAL FOR PRIMARY AXILLARY HYPERHIDROSIS

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